Exhibit 10.13

OFFER LETTER

October 29, 2024

Michael (Bo) Heitz

Dear Bo,

I am thrilled to officially offer you the position as Chief Financial Officer of Pursuit, reporting directly to me. I am confident your skills and background will be valuable assets to our team, and I look forward to your many meaningful contributions to Pursuit’s success.

You must complete a criminal background check as a contingency of this offer. Specific details of your offer are outlined below:

/ Start Date: Your start date will be on or before December 16, 2024.

/ Base Salary: Your annual base salary will be $400,000 USD.

/ Annual Incentive: Effective January 1, 2025, you will be eligible to participate in our annual Short-Term Incentive (STI) Plan equal to 75% of your annual salary, up to a maximum achievement factor of 175%. STI payouts are subject to Pursuit’s achievement of year-end performance targets and approval by the Board of Directors.

/ Equity (Stock): You will receive an initial equity grant of Restricted Stock Units (RSU) (30%) and Performance Stock Units (PSU) (70%) with a grant date value of $500,000 USD on January 2, 2025. The performance period for the PSU/Total Shareholder Return (TSR) portion of your initial stock grant is January 2, 2025-December 31, 2027.

Annually thereafter, you will receive equity in the form of RSUs (30%) and PSUs (70%) in an amount equal to your annual salary as a participant in our Long-Term Incentive (LTI) Plan. Your LTI Award in subsequent years will be granted during the annual NEO cycle which occurs in March.

/ New Hire Grant: On your start date, you will receive a new hire award of Restricted Stock Units with a grant date value of $250,000 USD. The number of these units will be based on the closing price of Viad’s common stock on the grant date. The initial units granted to you, pursuant to the terms of the underlying agreement, will vest in equal parts across the same three-year schedule on your grant date anniversary in 2025, 2026, and 2027.

/ Benefits and Perks: Your package will be supplemented with a comprehensive benefits package, that includes healthcare and other voluntary benefits programs along with 401(k) retirement plan eligibility with employer match. Details about enrolling in health and retirement benefits will be provided during your first week of employment. You will have 30 days to enroll in health benefits and, if elected, coverage will begin on the first of the month following your start date. For our retirement plan, you are immediately eligible to participate. We will also provide you with a company-paid mobile phone, or reimburse you for the cost of using your personal device. You will also be eligible for discounts at our hotels, restaurants, and attractions across our iconic locations.

In addition to these benefits, as an officer of Pursuit you will be covered by our D&O insurance program, subject to the terms and conditions of applicable policies, as well as indemnification protections provided in Pursuit’s Certificate of Incorporation and Bylaws.

/ Time Off: Pursuit has a Flexible Time Off (FTO) policy where there is no set limit to the number of days off. We trust you to manage your schedule and find time to unplug, recharge, or tend to any personal needs that may arise.

/ Always Honest: As part of the Pursuit culture, we expect our team members to bring their best and act with integrity in all that they do. We have our Always Honest Compliance & Ethics Program, which has been adopted by our Board of Directors and applies to all team members of Pursuit.

As we approach your start date, you can expect an e-mail inviting you to complete electronic onboarding via ADP. If you have any questions, please do not hesitate to reach out to myself or Jamie Thorpe.

Sincerely,

/s/ David Barry

David Barry

PRESIDENT, PURSUIT

Agreed to and accepted by:

/s/ Michael “Bo” Heitz 10/30/24

Michael “Bo” Heitz Date

We call your attention to the fact that, notwithstanding the offer outlined in this letter, your employment in Colorado is “at will” and can be terminated, with or without cause or notice, at any time, at the option of either the employee or the company. No representative of the company, except the Chief Executive Officer of Pursuit, has the authority to enter into any agreement where employment is guaranteed for any specified period or to make any agreement contrary to the foregoing and any such agreements are null and void, and you should not rely on any representations to the contrary.